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                                                                      EXHIBIT 12
Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                    (unaudited - in millions, except ratios)
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
Years ended December 31,                                           2001     2000     1999    1998     1997
                                                                   (B)      (B)               (B)      (B)
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Income from continuing operations
     before income taxes and cumulative
     effect of accounting change                                   $964     $946   $1,052    $493     $570
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Fixed charges
     Interest costs                                                 130      135      123     152      166
     Estimated interest in rentals (A)                               36       33       30      26       26
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Fixed charges as defined                                            166      168      153     178      192
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Adjustments to income
     Interest costs capitalized                                     (22)     (14)     (10)     (4)      (6)
     Losses of less than majority owned
        affiliates, net of dividends                                 (1)      (2)      (2)     --       --
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     Income as adjusted                                          $1,107   $1,098   $1,193    $667     $756
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Ratio of earnings to fixed charges                                 6.67     6.54     7.80    3.75     3.94
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Three months ended March 31,                                                                          2002
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Income from operations before income taxes
     and cumulative effect of accounting
     change                                                                                           $342
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Fixed charges
     Interest costs                                                                                     22
     Estimated interest in rentals (A)                                                                   9
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Fixed charges as defined                                                                                31
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Adjustments to income
     Interest costs capitalized                                                                         (4)
     Losses of less than majority-owned
        affiliates, net of dividends                                                                    --
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     Income as adjusted                                                                               $369
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Ratio of earnings to fixed charges                                                                   11.90
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(A)  Represents the estimated interest portion of rents.

(B) Excluding the following significant unusual charges, the ratio of earnings to fixed charges was 9.49, 8.24, 6.08 and 5.08 in 2001, 2000, 1998 and
     1997, respectively.

     2001:   $280 million charge for in-process research and development and acquisition-related costs, $189 million charge relating to discontinuing the A, AF and AX series dialyzers.
     2000:   $286 million charge for in-process research and development and acquisition-related costs.
     1998:   $116 million in-process research and development charge, $178 million net litigation charge, $122 million exit and reorganization costs charge.
     1997:   $220 million in-process research and development charge.